Exhibit 10.1

Redactions with respect to certain portions hereof denoted with “***”

Execution Date: August 27, 2019

Effective Date: August 20, 2019

SUBLICENSE AGREEMENT

BETWEEN

MAYNE PHARMA INTERNATIONAL PTY LTD

&

INHIBITOR THERAPEUTICS, INC.

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (this “Agreement”) is executed on August 27, 2019 and entered into effective as of August 20, 2019 by and between MAYNE PHARMA INTERNATIONAL PTY LTD, ABN 88 007 870 984, an Australian body corporate having an address at 1538 Main North Road, Salisbury South, SA 5106, Australia (“Mayne Pharma”), and INHIBITOR THERAPEUTICS, , INC. (formerly known as HedgePath Pharmaceuticals, Inc.), a company incorporated in Delaware having an address at 4830 W. Kennedy Blvd, Suite 600, Tampa, Florida, 33609, United States (“INTI”) with respect to the following:

RECITALS

WHEREAS, valuable inventions entitled “New Angiogenesis Inhibitors” (JHU Ref No C04494; hereinafter referred to as the “ANGIOGENESIS PATENT”), and “New uses for old drugs: Identification of Hedgehog Pathway Antagonists previously tested in Humans” (JHU Ref No C04820; hereinafter referred to as the “HEDGEHOG PATENT”) have heretofore been developed during the course of research conducted by Drs Jun Liu, Curtis Chung, David Sullivan, Schrindar Bhat, Jin Xu and Philip Beachy (all hereinafter “INVENTORS”);

WHEREAS, THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 (“JHU”), has acquired through assignment all rights, title and interest, with the exception of certain retained rights by the Howard Hughes Medical Institute and the United States Government, in said valuable inventions;

WHEREAS, JHU has granted to Mayne Pharma a sublicense effective August 20, 2019 to commercially develop, manufacture, use and distribute products and processes based upon or embodying said valuable inventions (hereinafter referred to as the “HEAD LICENSE”);

WHEREAS, INTI and Mayne Pharma Ventures Pty Ltd ACN 168 896 357 (“MPV”), an affiliate of Mayne Pharma, have entered into that certain Third Amended and Restated Supply and License Agreement dated 17 December 2018 under which MPV agrees to supply INTI with SUBA-Itraconazole hard capsules and provide a license to certain intellectual property rights (hereinafter referred to as the “THIRD SLA”); and

WHEREAS, Mayne Pharma desires to grant, and INTI desires to accept, a sub license of the rights granted to Mayne Pharma under the HEAD LICENSE in the LICENSED FIELD and the TERRITORY (both as hereinafter defined), upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

All references to particular Exhibits, Articles or Paragraphs shall mean the Exhibits to, and Paragraphs and Articles of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1 “AFFILIATED COMPANY” as used herein in either singular or plural shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with INTI. For purposes of this Paragraph 1.1, control shall mean the direct or indirect ownership of at least fifty- percent (50%).

1.1A “BCCNS FIELD” shall mean the treatment of human patients with Basal Cell Carcinoma Nevus (Gorlin) Syndrome via oral administration.

1.2 “EFFECTIVE DATE” of this License Agreement shall mean August 20, 2019, which is the effective date of the HEAD LICENSE.

1.3 “EXCLUSIVE LICENSE” shall mean a grant by Mayne Pharma to INTI of its entire right and interest as a licensee in the PATENT RIGHTS subject to (i) rights retained by the United States Government, if any, in accordance with the Bayh-Dole Act of 1980 (established by P.L. 96-517 and amended by P.L. 98-620, codified at 35 USC § 200 et. seq. and implemented according to 37 CFR Part 401), and (ii) the retained right of JHU to make, have made, provide and use for its and The Johns Hopkins Health Systems’ purposes LICENSED PRODUCT(S) and LICENSED SERVICE(S), including the ability to distribute any biological material disclosed and/or claimed in PATENT RIGHTS for nonprofit academic research use to non-commercial entities as is customary in the scientific community and (iii) the HHMI License.

1.3A “FIRST COMMERCIAL SALE” shall mean the first day of the calendar quarter that occurs after the first sale for use or consumption by the general public of a LICENSED PRODUCT in the LICENSED FIELD in the TERRITORY after all required marketing and pricing approvals have been granted by the US Food and Drug Administration (“FDA”).

1.4 “LICENSED FIELD” shall mean (i) for the ANGIOGENESIS PATENT: itraconazole racemic mixture, for the treatment of human patients with any of the LICENSED INDICATIONS via oral administration under the PATENT RIGHTS (and specifically excluding TOPICAL USE); and (ii) for the HEDGEHOG PATENT: SYSTEMIC USE and OCULAR USE of the racemic mixture of itraconazole for the treatment of human patients with any of the LICENSED INDICATIONS via oral administration. The LICENSED FIELD excludes the BCCNS FIELD and any fields not expressly listed above. ***.

1.4A “LICENSED INDICATIONS” shall mean the following to the extent they are oncology and age-related macular degeneration indications (i) any prostate cancer, prostatic intraepithelial neoplasia (IEN) and benign prostatic hyperplasia, (ii) any lung cancer and atypical adenomatous hyperplasia and (iii) familial adenomatous polyposis, colorectal polyps and Barett’s esophagus. The LICENSED INDICATIONS exclude the BCCNS FIELD and any indications not expressly listed above.

1.5 “LICENSED PRODUCT(S)” as used herein in either singular or plural shall mean any process or method, material, compositions, drug, or other product, the manufacture, use or sale of which would constitute, but for the license granted to INTI pursuant to this Agreement, an infringement of a claim of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.6 “LICENSED SERVICE(S)” as used herein in either singular or plural shall mean the performance on behalf of a third party of any method or the manufacture of any product or the use of any product or composition which would constitute, but for the license granted to INTI pursuant to this Agreement, an infringement of a claim of the PATENT RIGHTS, (infringement shall include, but not be limited to, direct, contributory or inducement to infringe).

1.7 “NET SALES” shall mean ***.

1.8 “NET SERVICE REVENUES” shall mean ***.

1.9 “PATENT RIGHTS” shall mean (i) US Provisional Application No 60/583,076 (JHU Ref No C04494) entitled “New Angiogenesis Inhibitors”, subsequently filed as PCT/US05/23015 on June 27, 2005 (hereinafter referred to as “the ANGIOGENESIS PATENT”); and (ii) US patent No 8,653,083 entitled “Hedgehog Pathway Antagonists to Treat Disease”, filed on August 22, 2005, and subsequently filed as PCT/US2006/32952 on August 22, 2006 (hereinafter referred to as “the HEDGEHOG PATENT”); and (iii) the inventions disclosed and claimed therein, and all continuations, divisions and reissued based thereof, and any patents issuing, granted or registered therefrom. INTI acknowledges and agrees that PATENT RIGHTS do not include ***.

1.10 “SUBLICENSEE” shall mean any person or entity to which LICENSEE has granted a sublicense with the approval of Mayne Pharma and JHU under Paragraph 2.2 of this Agreement.

1.11 Not used.

1.12 “OCULAR USE” shall mean application to the membranes, cornea or conjunctiva of the eye.

1.13 “SYSTEMIC USE” shall mean internal application throughout the whole body and not confined to a specific localized external area, including ingested or injected formulations of drugs, but excluding intradermal and subcutaneous injected formulations of drugs designed to locally treat external areas of the body and having a predominately local effect.

1.14 “TOPICAL USE” shall mean application to an external area of the body and affecting mostly the area to which it is applied, including intradermal and subcutaneous injection designed to locally treat such external area, including but not limited to the skin, ear and accessible mucous membranes including but not limited to those of the mouth, vagina and anus. TOPICAL USE shall comprise of drug formulations and delivery mechanisms including but not limited to lotions, creams, ointments, gels, powders (talc), patches, nanoparticles, microneedles and solutions (liquids) but shall exclude systemic uses, such as ingested or injected formulations of drugs. For the purpose of this agreement, TOPICAL USE shall specifically exclude OCULAR USE.

1.15 Not used.

1.16 “TERRITORY” shall mean the United States of America, including all commonwealths, territories and possessions thereof.

1.17 “THIRD PARTY” shall mean any entity other than INTI or any SUBLICENSEE.

ARTICLE 2

LICENSE GRANT

2.1 Grant. Subject to the terms and conditions of this Agreement, Mayne Pharma hereby grants to INTI an EXCLUSIVE LICENSE to make, have made, use, import, offer for sale and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) in the TERRITORY under the PATENT RIGHTS in the LICENSED FIELD.

2.2 No right of Sublicense. INTI may not sublicense to others (including any AFFILIATED COMPANY) under this Agreement, except with prior written consent of Mayne Pharma and JHU, which each may withhold or grant subject to conditions, in its discretion.

2.3 Government Rights. The United States Government may have acquired a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the inventions described in PATENT RIGHTS throughout the world. The rights granted herein are additionally subject to: (i) the requirement that any LICENSED PRODUCT(S) produced for use or sale within the United States shall be substantially manufactured in the United States (unless a waiver under 35 USC § 204 or equivalent is granted by the appropriate United States government agency), (ii) the right of the United States government to require JHU, or its licensees, including INTI, to grant sublicenses to responsible applicants on reasonable terms when necessary to fulfill health or safety needs, and, (iii) other rights acquired by the United States government under the laws and regulations applicable to the grant/contract award under which the inventions were made. INTI will reimburse to Mayne Pharma all costs and expenses reasonably incurred in connection with an application for a waiver under 35 USC § 204 or equivalent by the appropriate United States government agency to the extent it relates to the LICENSED FIELD, within *** days of the receipt of an invoice from Mayne Pharma and reasonable evidence of payment.

2.4 Howard Hughes Medical Institute’s Retained License. INTI acknowledges that it has been informed that the HEDGEHOG LICENSED RIGHTS were developed, at least in part, by HHMI employees and that HHMI has a paid up, non-exclusive, irrevocable license to practice the HEDGEHOG LICENSED RIGHTS for research purposes, but with no right to assign or sublicense (the “HHMI License”). This License is explicitly made subject to the HHMI License.

ARTICLE 3

FEES, ROYALTIES, PAYMENTS

3.1 License Fee. Mayne Pharma acknowledges that INTI paid a license fee to Mayne Pharma for a license to the PATENT RIGHTS under an earlier sublicense agreement between the Parties effective 31 August 2015 which was subsequently terminated, and no additional license fee is payable under this Agreement.

3.2 Minimum Annual Royalties. INTI shall pay to Mayne Pharma minimum annual royalties as set forth in Exhibit A. These minimum annual royalties shall be due within *** after the FIRST COMMERCIAL SALE of a LICENSED PRODUCT occurs. Running royalties accrued under Paragraph 3.3 and paid to Mayne Pharma during the *** of the FIRST COMMERCIAL SALE shall be credited against the minimum annual royalties due on that date. Minimum annual royalties cease to be payable on the earlier of (i) the expiry or lapse of all PATENT RIGHTS that have been granted, issued or registered in the TERRITORY; or (ii) there is no longer a marketing authorization in place for sale of a LICENSED PRODUCT in the LICENSED FIELD in the TERRITORY.

3.3 Running Royalties. INTI shall pay to Mayne Pharma a running royalty as set forth in Exhibit A, for each LICENSED PRODUCT(S) sold, and for each LICENSED SERVICE(S) provided, by INTI and any SUBLICENSEE(S), based on NET SALES and NET SERVICE REVENUES for the term of this Agreement. Such payments shall be made quarterly from the FIRST COMMERCIAL SALE of a LICENSED PRODUCT occurs.

3.4 Not used.

3.5 Milestone Payments. INTI shall pay to Mayne Pharma milestone payments as set forth in Exhibit A, upon the occurrence of the milestone events described therein whether achieved by (a) INTI or any SUBLICENSEE with respect to a LICENSED PRODUCT in the LICENSED FIELD, or (b) Mayne Pharma or any of its sublicensees with respect to a LICENSED PRODUCT in the BCCNS FIELD. INTI shall provide written notice to Mayne Pharma within *** of achievement of the milestones numbered 1, 2 and 3 in Exhibit A in the LICENSED FIELD. These milestone payments shall be due within *** following receipt by INTI of an invoice therefor.

3.6 Patent Reimbursement. In accordance with Paragraph 4.1 below, INTI will reimburse Mayne Pharma, within *** of the receipt of an invoice from Mayne Pharma and reasonable evidence of payment, for all costs associated with the preparation, filing, maintenance, and prosecution of the PATENT RIGHTS in the TERRITORY incurred by JHU subsequent to the EFFECTIVE DATE of this Agreement.

3.7 Payment. All payments under this Agreement (including payments under this Article 3 and Paragraph 4.1) shall be payable within *** after INTI receives an invoice or at any time specified for payment in this Agreement, whichever is the later. Amounts are payable in USD, and where necessary, converted at an average daily exchange rate to buy USD for the applicable calendar quarter to which that payment relates, as published in the Wall Street Journal.

3.8 Payment Information. All check payments from INTI to Mayne Pharma shall be sent to such address which Mayne Pharma may designate in writing from time to time. Checks are to be made payable to “Mayne Pharma”. Wire transfers may be made to the account which Mayne Pharma may designate in writing from time to time. INTI shall be responsible for any and all costs associated with wire transfers.

3.9 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the *** following the due date thereof, calculated at the annual rate of the sum of (a) *** plus (b) ***, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of any party to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Paragraph 9.2.

3.10 Withholding tax.

(a) If any payment or deliverable under this Agreement is subject to any tax, duties, levies, charges, fees or other imposts of any kind (“Taxes”) which INTI is required at law to withhold, then INTI will withhold that amount and deduct it from the payments required to be made to Mayne Pharma under this Agreement. INTI will promptly provide to Mayne Pharma certificates or any other form of documentary evidence issued by any authority regarding the payment of any such Taxes. INTI will sign all lawful documents as reasonably requested by Mayne Pharma as is necessary to able Mayne Pharma to take advantage of any applicable legal provision or any double taxation treaties that would result in limiting the amount of any such Taxes.

(b) Where any sum due to be paid to Mayne Pharma hereunder is subject to any withholding or similar tax, INTI shall use its commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable it to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, INTI shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount paid to Mayne Pharma and secure and send to Mayne Pharma the best available evidence of such payment.

(c) For any period during the term of this Agreement where there is no applicable double taxation agreement or treaty, to the extent that Mayne Pharma, acting reasonably, is not able to obtain the benefit of any amounts withheld or deducted by INTI under this Agreement, then Mayne Pharma shall give notice of this to INTI and INTI must pay Mayne Pharma such additional amounts as necessary to ensure Mayne Pharma receives, when due, a net amount (after deduction or withholding of Taxes in respect of such additional amounts) equal to the full amount which Mayne Pharma would have received if no deduction or withholding had been made.

ARTICLE 4

PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

4.1 Prosecution & Maintenance.

4.1.1 Title to all PATENT RIGHTS pursuant to this Agreement shall reside in JHU.

4.1.2 The parties acknowledge that, under the Head License, JHU shall take primary responsibility for the prosecution and maintenance of all PATENT RIGHTS in the TERRITORY. JHU shall have primary responsibility for the PATENT RIGHTS prosecuted and maintained in any jurisdiction in the TERRITORY, and at INTI’s expense, shall file, prosecute and maintain all such patents and patent applications that, subject to the terms and conditions of this Agreement, INTI has obtained a license hereunder. JHU shall have full and complete control over all patent prosecution matters in connection therewith under the PATENT RIGHTS in the TERRITORY, provided however, that Mayne Pharma shall (a) timely provide to INTI copies of non-confidential official actions and written correspondence with the USPTO regarding the PATENT RIGHTS in the TERRITORY, and (b) consult with INTI and allow INTI an opportunity to comment, which comments Mayne Pharma will consider and as appropriate, pass onto JHU.

4.1.3 INTI shall be responsible for all reasonable out-of-pocket expenses associated with the filing, prosecution and maintenance of the ANGIOGENESIS PATENTS RIGHTS and the HEDGEHOG PATENT(s) in the TERRITORY. Provided Mayne Pharma has provided INTI with at least *** advance written notice of any filing or response deadline or fee due date, by written notification to Mayne Pharma at least *** in advance of any filing or response deadline, or fee due date (or where Mayne Pharma has not provided sufficient advance notice, such shorter period such that INTI has at least *** to consider its election), INTI may elect not to have a patent application filed or not to pay expenses associated with prosecuting or maintaining any patent application or patent comprising the PATENT RIGHTS, provided that INTI pays for all costs incurred up to receipt of such notification. Failure to provide such notification can be considered to be INTI’s authorization to proceed at INTI’s expense. Upon such notification, on behalf of Mayne Pharma, JHU may file, prosecute, and/or maintain such patent applications or patent at its own expense and for its own benefit and any rights or license granted hereunder held by INTI or any SUBLICENSEE(S) relating to the PATENT RIGHTS which comprise the subject of such patent applications or patent and/or apply to the TERRITORY, shall terminate.

4.2 Notification. Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

4.3 Infringement.

(a) Mayne Pharma shall have the first right to enforce any patent within PATENT RIGHTS against any infringement or alleged infringement thereof within LICENSED FIELD in the TERRITORY. Subject to Paragraph 4.5A, *** will pay all reasonable costs and expenses (including reasonable attorney fees for litigation and opinion) incurred by *** in connection with such enforcement (Enforcement Costs). Before Mayne Pharma commences an action with respect to any infringement of such patents, INTI acknowledges and agrees that Mayne Pharma shall give careful consideration to the views of JHU and to potential effects on the public interest in making its decision whether or not to sue. INTI acknowledges and agrees that no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of JHU, which consent shall not be unreasonably withheld. This right to sue for infringement shall not be used in an arbitrary or capricious manner. INTI shall reasonably cooperate in any such litigation at *** expense, including in accordance with Paragraph

4.6. Should INTI seek the first right to enforce any patent within PATENT RIGHTS against any infringement or alleged infringement thereof within LICENSED FIELD in the TERRITORY, then it shall notify Mayne Pharma who will, if it consents, seek the consent of JHU (which consent INTI acknowledges may be withheld or granted subject to conditions by JHU acting in its discretion).

(b) If INTI elects not to pay Enforcement Costs in respect of a particular infringement in the TERRITORY, then it shall so notify Mayne Pharma in writing within *** of receiving notice that an infringement exists, and Mayne Pharma may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom, or may allow JHU to do so.

4.4 Patent Invalidity Suit. Mayne Pharma shall have the first right to defend any declaratory judgment action or similar proceeding (including post grant review before any patent office or inter partes review before the Patent Trial and Appeal Board of the USPTO) alleging invalidity of any of the PATENT RIGHTS where such action or similar proceeding is brought by a party primarily seeking to compete within LICENSED FIELD in the TERRITORY. Subject to Paragraph 4.5A, *** will pay all reasonable costs and expenses (including reasonable attorney fees for litigation and opinion) incurred by *** in connection with such defense. INTI acknowledges and agrees that no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of JHU, which consent shall not be unreasonably withheld. Should INTI seek the first right to defend any declaratory judgment action or similar proceeding (including post grant review before any patent office or inter partes review before the Patent Trial and Appeal Board of the USPTO) alleging invalidity of any of the PATENT RIGHTS within LICENSED FIELD in the TERRITORY, then it shall notify Mayne Pharma who, if it consents, will seek the consent of JHU (which consent INTI acknowledges may be withheld or granted subject to conditions by Mayne Pharma or JHU (as applicable) acting in its discretion). If it is not clear whether a party is primarily seeking to compete within LICENSED FIELD or outside the LICENSED FIELD in the TERRITORY, then JHU may elect to take over the sole defense of the action at its own expense. INTI and Mayne Pharma shall cooperate fully with JHU in connection with any such action at JHU’s expense.

4.5 Recovery. Any recovery by Mayne Pharma under Paragraph 4.3 shall be paid:

(a) first to *** to reimburse its Enforcement Costs; and

(b) following *** recovery of its Enforcement Costs, the Parties shall share equally in the recovery. If the Enforcement Costs exceed the recovery, then *** shall be credited against royalties payable by INTI to Mayne Pharma hereunder in connection with sales of LICENSED PRODUCT covered in the PATENT RIGHTS which are the subject of the infringement suit in the TERRITORY, provided, however, that any such credit under this Paragraph shall not exceed *** of the royalties otherwise payable to Mayne Pharma with regard to sales in the TERRITORY in any one calendar year, with any excess credit being carried forward to future calendar years.

4.5A Joint litigation committee. Mayne Pharma shall manage the conduct of any enforcement of any patent within PATENT RIGHTS against any infringement or alleged infringement thereof within LICENSED FIELD in the TERRITORY or defense of any declaration judgment or similar proceeding (including post grant review before any patent office or inter partes review before the Patent Trial and Appeal Board of the USPTO) alleging invalidity of any of the PATENT RIGHTS within LICENSED FIELD in the TERRITORY at its sole discretion, subject to:

(a) consulting with INTI through a joint litigation committing comprising two appointees of each of Mayne Pharma and INTI, which committee will discuss the management and course of action with respect to such enforcement or defense, including without limitation, the selection of outside counsel, legal strategy, staff, the engagement of any third party consultants, experts or vendors, the advancement of any legal theory or basis for infringement or defense, scope of discovery, deadlines or extensions for discovery, filing of motions, taking of depositions, providing admission or stipulations, schedule for hearings, proceedings before the court, filing of appeals, commencement and conduct of settlement negotiations or any other actions affecting a Party’s rights or obligations or entailing the incurring of cost or expense; and

(b) Mayne Pharma obtaining the express consent of INTI prior to selecting counsel, bringing any suit in INTI’s name, or entering into any settlement, consent judgment or other voluntary final disposition of the suit, such consent not be unreasonably withheld, except that if JHU consents to INTI enforcing any patent within the PATENT RIGHTS or defending any declaratory judgment action or similar proceeding alleging invalidity of any of the PATENT RIGHTS then INTI shall manage the conduct of any such enforcement or defense but will consult with Mayne Pharma on the same terms as would have applied under Paragraph 4.5A(a) and obtain the prior written consent of Mayne Pharma prior to the events referred to in Paragraph 4.5A(b), such consent not be unreasonably withheld.

4.6 Conduct of litigation where INTI is a party. Where it is necessary or desirable for INTI to be named as a party in any litigation referred to in Paragraph 4.3 or 4.4, INTI will do all acts and execute such legal papers as are reasonably requested by Mayne Pharma in connection with such litigation. The counsel selected by Mayne Pharma for the litigation (subject to the express consent of INTI, not to be unreasonably withheld) shall represent both INTI and Mayne Pharma. Notwithstanding the foregoing, if due to legal conflict, the parties cannot be represented by the same counsel, then each of JHU and Mayne Pharma shall have the right to retain its own separate legal counsel, in which case, the fees of such separate legal counsel shall still be paid by INTI.

4.7 Listing on the FDA Orange Book. At the applicable time, INTI must use reasonable commercial efforts to list all patents comprised in the PATENT RIGHTS promptly in the FDA Orange Book for the LICENSED PRODUCT in the LICENSED FIELD.

ARTICLE 5

OBLIGATIONS OF THE PARTIES

5.1 Reports. INTI shall provide to Mayne Pharma the following written reports according to the following schedules.

(a) INTI shall provide quarterly Royalty Reports, substantially in the format of Exhibit B and due within *** the FIRST COMMERCIAL SALE occurs. Royalty Reports shall disclose the amount of LICENSED PRODUCT(S) and LICENSED SERVICE(S) sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCT(S) and LICENSED SERVICE(S), and the running royalties due to Mayne Pharma as a result of NET SALES and NET SERVICE REVENUES by INTI or any SUBLICENSEE thereof. Payment of any such royalties due shall accompany such Royalty Reports.

(b) Until INTI or any SUBLICENSEE has achieved a first commercial sale of a LICENSED PRODUCT or LICENSED SERVICE in the TERRITORY, or received FDA market approval, INTI shall provide to Mayne Pharma semiannual Diligence Reports, due within *** following the EFFECTIVE DATE of this Agreement. These Diligence Reports shall describe the technical efforts of INTI or SUBLICENSEE towards meeting its obligations under the terms of this Agreement.

(c) INTI shall provide to Mayne Pharma Annual Reports within *** following the EFFECTIVE DATE of this Agreement. Annual Reports shall include:

(i)	evidence of insurance as required under Paragraph 10.4, or, a statement of why such insurance is not currently required, and

(ii)

notice of all FDA approvals of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) obtained by INTI or any SUBLICENSEE, the patent(s) or patent application(s) licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service, or, in the alternative, a statement that no FDA approvals have been obtained.

5.2 Records. INTI shall make and retain, for a period of *** following the period of each report required by Paragraph 5.1, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 5.1. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. INTI shall permit the inspection and copying of such records, files and books of account by Mayne Pharma, JHU or their agents during regular business hours upon *** written notice to INTI. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by ***, provided that if any such inspection by Mayne Pharma or JHU shall reveal that an error has been made in the amount equal to *** or more of such payment, such costs shall be borne by ***.

5.3 Best Efforts. INTI is responsible for the commercialization of the LICENSED PRODUCT(S) and LICENSED SERVICE(S) in the LICENSED FIELD in the TERRITORY, including the conduct of all development programs, the submission and approval of the marketing authorizations, and payment of all associated fees and expenses, provided that JHU and Mayne Pharma must provide any assistance reasonably requested by INTI in seeking marketing authorizations (at INTI’s expense). INTI shall exercise best efforts to develop and to introduce the LICENSED PRODUCT(S) in the LICENSED FIELD into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgement; thereafter, until the expiration or termination of this Agreement, INTI shall endeavor to keep LICENSED PRODUCT(S) in the LICENSED FIELD reasonably available to the public. INTI shall also exercise reasonable efforts to develop LICENSED PRODUCT(S) suitable for different indications within the LICENSED FIELD, so that the PATENT RIGHTS can be commercialized as broadly and as speedily as good scientific and business judgement would deem possible.

5.4 Patent Acknowledgement. INTI agrees that all packaging containing individual LICENSED PRODUCT(S) sold by INTI or any SUBLICENSEE will be marked with the number of the applicable patent(s) licensed hereunder in accordance with patent laws in the TERRITORY.

ARTICLE 6

REPRESENTATIONS

6.1 Duties of the Parties. JHU is not a commercial organization. It is an institute of research and education. Therefore, JHU has no ability to evaluate the commercial potential of any PATENT RIGHTS or LICENSED PRODUCT or other license or rights granted in this Agreement. It is therefore incumbent upon INTI to evaluate the rights and products in question, to examine the materials and information provided by JHU, and to determine for itself the validity of any PATENT RIGHTS, its freedom to operate, and the value of any LICENSED PRODUCTS or SERVICES or other rights granted.

6.2 PATENT RIGHTS PROVIDED “AS IS”; Representations by JHU. JHU has warranted via the Head License that it has good and marketable title to the inventions claimed under PATENT RIGHTS with the exception of certain retained rights of HHMI the United States Government, which may apply if any part of the JHU research was funded in whole or in part by the United States Government. JHU does not warrant the validity of any patents or that practice under such patents shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 6.2, EACH OF INTI AND ANY SUBLICENSEE AGREE THAT THE PATENT RIGHTS ARE PROVIDED “AS IS”, AND THAT EACH OF JHU AND MAYNE PHARMA MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) AND LICENSED SERVICE(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. EACH OF JHU AND MAYNE PHARMA DISCLAIM ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, AND

MAYNE PHARMA ADDITIONALLY DISCLAIM ALL OBLIGATIONS AND LIABILTIES ON THE PART OF MAYNE PHARMA FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF ANY OF JHU OR MAYNE PHARMA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT. INTI AND ANY SUBLICENSEE ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY INTI OR ANY SUBLICENSEE WHICH IS A LICENSED PRODUCT(S) OR LICENSED SERVICE(S) AS DEFINED IN THIS AGREEMENT.

6.3 Representations and Covenants of Mayne Pharma.

(a) Mayne Pharma warrants to INTI that (i) it is entitled to grant INTI the sublicence of the PATENT RIGHTS on the terms and conditions set out in this Agreement; and (ii) Exhibit C (with commercial in confidence information redacted) is a true and complete copy of the Head License; and (iii) it has not, and will not during the term of this Agreement, impose in favor of any third party any mortgage, pledge, lien, encumbrance, charge or other security interest over the Sublicense or any PATENT RIGHTS, whether that mortgage, pledge, lien, encumbrance, charge or other security interest has a material, adverse impact on INTI’s rights under this Agreement.

(b) Mayne Pharma covenants to INTI that it will use reasonable commercial efforts to comply with its obligations under the Head License and will not terminate the Head License without cause except with the prior written consent of INTI, such consent not to be unreasonably withheld or delayed.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification. INTI shall be responsible for injuries or losses to third parties arising from or related to INTI’s own acts or omissions, or caused by arising from INTI’s use or third party use of LICENSED PRODUCT(S) sold by INTI or any SUBLICENSEE and LICENSED SERVICE(S) performed by INTI or any SUBLICENSEE, or arising as a consequence of the exercise by INTI or any SUBLICENSEE(S) of any rights granted in this Agreement. JHU and the Inventors will have no legal liability exposure to third parties if JHU does not license the LICENSED PRODUCT(S) and LICENSED SERVICE(S), and any royalties JHU and the Inventors may receive under the Head License is not adequate compensation for such legal liability exposure. Therefore, JHU requires INTI to protect JHU and Inventors from such exposure to the same manner and extent to which insurance, if available, would protect JHU and Inventors. Furthermore, JHU and the Inventors will not, under the provisions of the Head License, this Agreement or otherwise, have control over the manner in which INTI or any SUBLICENSEE(S) or those operating for its account or third parties who purchase LICENSED PRODUCT(S) or LICENSED SERVICE(S) from any of the foregoing entities, develop, manufacture, market or practice the inventions of LICENSED PRODUCT(S) and LICENSED SERVICE(S). Therefore,

INTI and any SUBLICENSEE shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of PATENT RIGHTS (other than HHMI employees), agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JHU or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property. Practice of the inventions covered by LICENSED PRODUCT(S) and LICENSED SERVICE(S), by an agent or any SUBLICENSEE(S) or a third party on behalf of or for the account of INTI or by a third party who purchases LICENSED PRODUCT(S) and LICENSED SERVICE(S) from INTI, shall be considered INTI’s practice of said inventions for purposes of this Paragraph. The obligation of INTI to defend and indemnify as set out in this Paragraph shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an AFFILIATED COMPANY (but not any other assignment by INTI in accordance with Paragraph 10.8), and shall not be limited by any other limitation of liability elsewhere in this Agreement.

7.2 HHMI Indemnification. The Howard Hughes Medical Institute (“HHMI”), and its trustees, officers, employees, and agents (collectively, “HHMI INDEMNITEES”), will be indemnified, defended by counsel reasonably acceptable to HHMI, and held harmless by INTI from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI INDEMNITEE. Notwithstanding any other provision of this Agreement, INTI’s obligation to defend, indemnify and hold harmless the HHMI INDEMNITEES under this paragraph will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way. This provision shall survive the expiration or termination of this Agreement.

7.2 Indemnification Procedure. A party intending to claim indemnification under this Agreement (“Indemnitee”) shall promptly notify the indemnifying party (“Indemnitor”) in writing of any lawsuit, claim, demand or other action, or any judgments, fees, expenses or other costs in respect of which the Indemnitee intends to claim such indemnification. In the case of any HHMI INDEMNITEE, notice shall be given reasonably promptly following actual receipt of written notice thereof by an officer or attorney of HHMI. Notwithstanding the foregoing, the delay or failure of any HHMI INDEMNITEE to give reasonably prompt notice to an Indemnitor of any such claim shall not affect the rights of such HHMI INDEMNITEE unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects the Indemnitor. The Indemnitee reasonably shall cooperate with the Indemnitor in the defense of the lawsuit, claim, demand or other action, and the Indemnitor shall have the right to control the defense and/or settlement of the lawsuit, claim, demand or other action; provided, however, that any such settlement shall not require the Indemnitee (a) to admit any liability; (b) to pay any amounts; (c) impose any restriction on any HHMI INDEMNITEE’s conduct of any of its activities; or (d) not include an unconditional release of all HHMI INDEMNITEES from all liability for claims that are the subject matter of the settled Claim, without the prior written consent of such Indemnitee. The Indemnitee shall use reasonable efforts to mitigate any fees, expenses or other costs.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. If necessary, the parties will exchange information in respect of the subject matter of this Agreement, which they consider to be confidential. The recipient of such information agrees to keep it confidential provided such information is marked as confidential at the time it is sent to the recipient, or if it is disclosed orally, summarised in writing and identified as ‘confidential’ within *** after its presentation (provided that a failure to do so shall not detract from the obligations in this Paragraph where it was reasonably apparent that such information was confidential in nature). Without limitation, the recipient agrees to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly.

The obligations of this Paragraph 8.1 shall also apply to any SUBLICENSEE(S) provided such information by INTI. Mayne Pharma’s, INTI’s, and SUBLICENSEES’ obligations under this Paragraph 8.1 shall extend until *** after the termination of this Agreement.

The obligations of this Paragraph 8.1 shall apply to confidential information exchanged prior to, on or after the EFFECTIVE DATE in connection with this Agreement or the transactions contemplated under it. To avoid doubt, the parties agree that nothing in this Agreement detracts from the restrictions on use and disclosure of confidential information under the Second Amended and Restated Supply and License Agreement, dated May 15, 2015, by and between Mayne Pharma Ventures Pty Ltd., an Affiliated Company of Mayne Pharma, and INTI.

8.2 Exceptions. The recipient’s obligations under Paragraph 8.1 shall not extend to any part of the information:

(a) that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

(b) that can be demonstrated, from written records to have been in the recipient’s possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

(c) that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

(d) that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party.

(e) that is required to be disclosed by law, government regulation or court order, or any applicable stock exchange.

8.3 Right to Publish. JHU may publish manuscripts, abstracts or the like describing the PATENT RIGHTS and inventions contained therein provided confidential information of INTI as contemplated in Paragraph 8.1, is not included or without first obtaining approval from INTI to include such confidential information. Otherwise, JHU and the Inventors shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU related to the licensed technology without prior approval.

ARTICLE 9

TERM & TERMINATION

9.1 Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue until the earlier of: (a) the date of expiration of the last to expire patent included within PATENT RIGHTS in the TERRITORY; or (b) notice by Mayne Pharma with immediate effect promptly after termination or expiry of the Head License in circumstances where Mayne Pharma no longer has the right to obtain an EXCLUSIVE LICENSE to make, have made, use, import, offer for sale and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) in the TERRITORY under the PATENT RIGHTS in the LICENSED FIELD.

9.2 Termination By Either Party. This Agreement may be terminated by either party giving written notice to the other party, with effect immediately (or any later date specified in the notice), in the event that the other party (a) files or has filed against it a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, otherwise takes advantage of or has any action taken in respect of it under any statute or law designed for relief of debtors, or (having regard to its legal structure and the jurisdiction in which it is incorporated or operates) any event analogous to one of the foregoing events happens to it or (b) fails to perform or otherwise breaches any of its obligations hereunder, if either (i) following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefor, the party receiving such notice shall not have cured the failure or breach within *** or (ii) that failure to perform or breach is not capable of being cured. In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

9.3 Termination by Mayne Pharma. Mayne Pharma may terminate this Agreement with immediate effect by notice to INTI if the THIRD SLA expires or is terminated.

9.4 Obligations and Duties upon Termination. If this Agreement is terminated, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. Upon termination, both parties shall cease any further use of the confidential information disclosed to the receiving party by the other party. Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make any payments for which it is liable prior to or upon such termination. Termination shall not affect Mayne Pharma’s right to recover unpaid royalties, fees, reimbursement for patent expenses, or other forms of financial compensation incurred prior to termination. Upon termination INTI shall submit a final royalty report to Mayne Pharma and any royalty payments, fees, unreimbursed patent expenses and other financial compensation due Mayne Pharma shall become immediately payable. Furthermore, upon termination of this Agreement, as between Mayne Pharma and INTI, all rights in and to the licensed technology shall revert immediately to Mayne Pharma at no cost to Mayne Pharma.

ARTICLE 10

MISCELLANEOUS

10.1 Use of Name.

10.1.1 INTI and any SUBLICENSEE shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU. INTI and any SUBLICENSEE(S) shall allow at least fourteen *** notice of any proposed public disclosure for JHU’s review and comment or to provide written consent.

10.1.2 Mayne Pharma acknowledges that under HHMI policy, Mayne Pharma, AFFILIATED COMPANIES and SUBLICENSEE(S) may not use the name of HHMI or of any HHMI employee (including Dr. Beachy) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to the name of HHMI or any HHMI employees, including Dr. Beachy, in press releases or similar materials intended for public release is approved by HHMI in advance.

10.2 No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

10.3 Notice of Claim. Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the inventions licensed hereunder.

10.4 Product Liability. Prior to initial human testing or first commercial sale of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) in the LICENSED FIELD in the TERRITORY, INTI shall establish and maintain product liability or other appropriate insurance coverage in the minimum amount of *** per claim and will annually present evidence to JHU or Mayne Pharma that such coverage is being maintained. Upon JHU’s or Mayne Pharma’s request, INTI will furnish it with a Certificate of Insurance of each product liability insurance policy obtained. Each of JHU, HHMI and Mayne Pharma shall be listed as an additional insured in INTI’s said insurance policies. If such Product Liability insurance is underwritten on a ‘claims made’ basis, INTI agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

10.5 Governing Law. For consistency with the Head License which is with JHU (a Maryland corporation) and are governed by the laws of the State of Maryland, this Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts solely executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Subject to Paragraph 10.5A, any disputes between the parties to the Agreement shall be brought in the state or federal courts of Maryland. EACH PARTY WAIVES ALL RIGHTS TO ANY TRIAL BY JURY IN ALL LITIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT.

10.5A Resolution of Disputes. A party must not start court proceedings (except proceedings seeking interlocutory relief for the protection of intellectual property or confidential information, or proceedings in relation to debt recovery) for a dispute arising out of this Agreement, including the breach, termination or invalidity of this Agreement, (“Dispute”) unless it has complied with this Paragraph 10.5A. A party claiming that a Dispute has arisen must notify the other party giving details of the Dispute. When such a notice is given, each party’s respective representatives must first attempt to resolve the Dispute and, if they cannot resolve the Dispute within *** after the notice is given, they must refer the Dispute to each party’s chief executive officer who must then attempt to resolve it. If the parties cannot resolve the Dispute within six (6) weeks after the notice of the Dispute is given (or longer period if the parties to the Dispute agree in writing), either party may refer the Dispute to arbitration. If either party exercises that right, the Dispute must be settled by arbitration in accordance with the expedited procedure set out in the Singapore International Arbitration Centre Rules for Arbitration, as at present in force and as may be amended by the rest of this Paragraph 10.5A. The place of arbitration will be Singapore. There will only be one arbitrator. The arbitration must be conducted in English. The decision of the arbitrator shall be final and binding and any award rendered thereon may be entered in any court having jurisdiction. The parties hereby waive any and all objections and defenses to such jurisdiction regardless of the nature of such objection or defense. No dispute affecting the rights or property of HHMI shall be subject to mediation, arbitration or structured negotiations as provided herein.

10.6 Notice. All notices or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder.

If to Mayne Pharma:	General Counsel
Mayne Pharma International Pty Ltd 1538 Main North Road, Salisbury South, SA 5106 Melbourne Vic 3000
Australia
Facsimile: +61 3 9614 7022

If to INTI:	President and CEO
INHIBITOR Therapeutics, Inc. 4830 W. Kennedy Blvd., Ste 600
Tampa, Florida 33609, United States
Facsimile: +1 813-830-7489

A notice given in accordance with Paragraph 10.6 takes effect when taken to be received (or at a later time specified in it), and is taken to be received: (i) if hand delivered or sent by reputable international courier, on delivery; (ii) if sent by prepaid post, on the third business day after the date of posting (or on the seventh business day after the date of posting if posted to or from a place outside Australia); or (iii) if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire notice unless, within 8 business hours after the transmission, the recipient informs the sender that it has not received the entire notice, but if the delivery, receipt or transmission is not on a business day or is after 5.00pm on a business day, the notice is taken to be received at 9.00am on the next business day.

10.7 Compliance with All Laws. In all activities undertaken pursuant to this Agreement, both Mayne Pharma and INTI covenant and agree that each will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

10.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned or novated by either party, in whole or in part, without the prior written consent of the other party (which consent must not be unreasonably withheld or delayed), except that either party shall be free to assign or novate this Agreement in connection with any sale of substantially all of its assets without the consent of the other and Mayne Pharma shall be free to assign or novate this Agreement to an AFFILIATED COMPANY who is an assignee of Mayne Pharma’s rights and obligations under the Head License. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

10.9 No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

10.10 Entire Agreement; Amendment. INTI and Mayne Pharma acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written agreements or communications with respect to the subject matter hereof, all of which agreements and communications are merged herein. It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

10.11 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.12 Force Majeure. If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement, provided however, that in no event shall such time extend for a period of more than ***. If a failure to perform continues for more than ***, the other party may terminate this Agreement immediately by giving notice to the affected party.

10.13 Further Assurances. Each party shall, at any time, and from time to time, prior to or after the EFFECTIVE DATE of this Agreement, at reasonable request of the other party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

10.14 Survival. All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be. This shall include Paragraph 3.7 (Payment), 3.10 (Withholding tax) 5.2 (Records), 10.5.1 (Third Party Beneficiaries) and Articles 6, 7, 8, 9 and 10, and Paragraphs 4.3 to 4.6 where Mayne Pharma elects to continue with such litigation after execution and/or termination.

10.15 No Third Party Beneficiaries.

10.15.1 HHMI is not a party to this Agreement and has no liability to Mayne Pharma, any of its AFFILIATED COMPANIES or SUBLICENSEEs, or any user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

10.15.2 Nothing in this Agreement shall otherwise be construed as giving any other person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.16 Headings. Article headings are for convenient reference and not a part of this Agreement. All Exhibits are incorporated herein by this reference.

10.17 Counterparts. This Agreement may be executed in counterparts (including electronic counterparts), each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument. Any signature, including any electronic symbol or process affirmatively attached to or associated with this AGREEMENT and adopted by JHU or LICENSEE to sign, authenticate, or accept such contract or record acceptance of the AGREEMENT, hereto shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary.

10.18 Costs. Each party must bear its own costs of preparing and executing this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Mayne Pharma and INTI have duly executed this Amended and Restated Sublicense Agreement as of the date first written above.

MAYNE PHARMA INTERNATIONAL PTY LTD

/s/ Scott Richards
Scott Richards
CEO

August 26, 2019
(Date)

INHIBITOR THERAPEUTICS, INC.

/s/ Nicholas J. Virca
Nicholas J. Virca
President and CEO

August 26, 2019
(Date)

EXHIBIT A

Minimum annual royalty: *** per year, commencing in accordance with Paragraph 3.2.

Royalty: *** of NET SALES of an itraconazole LICENSED PRODUCT in the LICENSED FIELD and NET SERVICE REVENUES in the LICENSED FIELD in the TERRITORY where a patent comprised in the PATENT RIGHTS is and remains registered at the time the relevant sales revenues and fees are billed.

Where an itraconazole LICENSED PRODUCT has exclusivity in the LICENSED FIELD in the TERRITORY due solely to the PATENT RIGHTS, a further royalty supplement of *** of NET SALES and NET SERVICE REVENUES in the TERRITORY.

Milestone Payments: INTI shall pay to Mayne Pharma the milestone payments set forth below, in each case payable only provided that any claim in the HEDGEHOG PATENT in the TERRITORY directed to administering orally itraconazole remains valid at the time payment falls due:

***

EXHIBIT B

Royalty Report

***

EXHIBIT C

Head License